Exhibit 10.3

SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (the “Agreement”) is entered into by Theodore L. Tewksbury III (“Employee”) and Energy Focus, Inc. (“Energy Focus”). Employee and Energy Focus are collectively referred to in this Agreement as the “Parties.”
In consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, Energy Focus and Employee hereby agree as follows:

1.
Employee Continuation and Separation from Employment. Employee hereby tenders his resignation as the Chairman of the Board, Chief Executive Officer and President of Energy Focus effective as of the earlier of (a) the date that the Energy Focus Form 10-K is filed with the Securities and Exchange Commission with respect to the year ended December 31, 2018 or (b) April 1, 2019 (such earlier date, the “Separation Date”). Energy Focus hereby accepts Employee’s resignation, and the parties agree that Employee’s employment with Energy Focus will end on the Separation Date. Employee agrees that, through the Separation Date, he will perform his duties in good faith to ensure that all business in regard to Energy Focus is conducted in a professional, positive and competent manner, and to assist Energy Focus with all necessary and appropriate securities filings through the Separation Date.

2.
Accrued Unused Vacation Days. Regardless of whether Employee signs this Agreement, on the Separation Date, Employee will be paid for accrued unused PTO time, which as of March 29, 2019, is approximately 164.74 hours and which would be the equivalent of $26,136.64. Employee may use accrued PTO through the Separation Date, so long as the use of such PTO does not interfere with Employee’s ability to timely complete the 10-K filing described in Section 1. Through the Separation Date, the Employee will continue to accrue PTO in accordance with the Energy Focus PTO Plan and any use of PTO before the Separation Date will reduce the amount of accrued PTO to be paid out after the Separation Date.

3.	Severance / Consideration.

a.	Subject to, and in consideration of Employee’s execution and non-revocation of this Agreement, Energy Focus will provide Employee the following pay and benefits:

i.
If as of the Separation Date, Employee elects continued group health plan continuation coverage under COBRA, Energy Focus shall pay the relative proportion that it pays as of the date hereof with respect to Employee’s (but not Employee’s spouse’s) health benefits under the employer/employee split of of Employee’s COBRA premiums, or shall provide coverage under any self-funded plan, on behalf of Employee for Employee’s continued coverage under Energy Focus’s group health plans, for eighteen (18) months following the Separation Date (the “COBRA Payment Period”). Upon the conclusion of the COBRA Payment Period, Employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of Employee’s eligible COBRA coverage period.

For purposes of this Section, (A) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (B) any applicable insurance premiums that are paid by Energy Focus shall not include any amounts payable by Employee under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are Employee’s sole responsibility. Notwithstanding the foregoing, if at any time Energy Focus determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying the proportion of the COBRA premiums described above on Employee’s behalf, Energy Focus will instead pay Employee on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment that will include a gross-up to cause the net after-tax amount to equal to such COBRA premium amount for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to Employee’s election of COBRA coverage or payment of COBRA premiums and without regard to Employee’s continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.

ii.
All outstanding and vested stock options that are vested as of the Separation Date shall remain exercisable for one year following the Separation Date and otherwise as provided under the applicable award agreement and plan but in no event later than the last day of the option term. With respect to the restricted stock units granted to Employee on February 27, 2017 and February 26, 2018, such units shall vest in full as of the Separation Date and be settled in shares of common stock as of the Separation Date for the net number of shares to reflect any required tax withholding. The Employee’s unvested options shall terminate as of the Separation Date.

iii.	Employee shall keep the Surface Pro and Surface Book devices provided to him by the Company, provided that all Energy Focus information shall be deleted therefrom.

b.
Employee acknowledges that the payment(s) and other consideration provided in this section 3 are solely in exchange for the promises in this Agreement, and that in the absence of this Agreement Employee would not otherwise be entitled to this consideration.

4.
No Other Payments. Other than the payments described in this Agreement, Employee acknowledges and agrees that Employee has not earned, and is not eligible for any other monies, bonuses or other compensation from Energy Focus; provided, however, that Employee remains eligible to receive such benefits as Employee may otherwise be entitled under the qualified retirement plans of Energy Focus, subject to the terms of such plans and the applicable law. Without limiting the foregoing, Employee agrees that the Participation Agreement entered into by the Employee and Energy Focus under the Energy Focus Change in Control Benefit Plan shall terminate as of the effective date of this Agreement.

5.	Release.

a.
Employee, for himself and anyone claiming on Employee’s behalf, releases and discharges Energy Focus, Inc., its predecessors, successors and affiliated entities, and all of their respective directors, trustees, officers, agents, and employees (collectively, the “Released Parties”) from liability for all claims, demands, rights, actions, causes of actions, obligations, suits and controversies, known or unknown, arising prior to and up to and including the date Employee signs this Agreement. This release includes, but is not limited to: (i) all claims, demands and causes of action arising out of or in any way related to Employee’s employment or separation from employment with Energy Focus, including but not limited to any action sounding in tort or contract (express or implied), any claim for promissory estoppel, emotional distress, pain and suffering, punitive damages, attorneys fees, benefits, penalties, compensation, wrongful discharge, any violation of public policy, any claim of discrimination, harassment or retaliation on any basis including, but not limited to age, race, religion, sex, national origin or disability, whether arising under common law or under any federal, state or local law, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (including as amended by the Older Workers Benefit Protection Act), Ohio Revised Code chapters 4111, 4112, and 4113, California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code (including the Private Attorneys General Act), the California Business & Professions Code, including Section 17200, the Americans with Disabilities Act, the Family and Medical Leave Act, and any applicable State laws, and any other law relating to employment, and any claims growing out of any legal restriction on an employer’s right to discharge its employees; and (ii) any and all claims of any sort arising from events or circumstances occurring prior to and up to and including the date of Employee signs this Agreement.

b.
The foregoing release does not waive rights or claims that may arise after the date this Agreement is executed or that cannot be waived as a matter of law. The foregoing release does not waive any rights that Employee may have to continue health or other benefits at Employee’s expense, pursuant to COBRA or applicable state law. Nothing in any part of this Agreement is intended to, or shall, interfere with Employee’s right to file or otherwise participate in a charge, investigation, or proceeding conducted by the Equal Employment Opportunity Commission or other federal, state, or local government agency. Employee shall not, however, be entitled to any relief, recovery, or monies in connection with any such matter brought against any of the Released Parties, regardless of who filed or initiated any such charge, investigation, or proceeding. Employee agrees that Employee will neither seek nor accept, from any source whatsoever, any further benefit, payment, or other consideration relating to any rights or claims that have been released in this Agreement.

c.
Waiver of Civil Code Section 1542: Employee acknowledges that Employee has been made aware of and expressly waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Employee waives and releases any rights that Employee may have under Section 1542 to the full extent that all such rights may lawfully be waived.

6.
Will Not Seek Re-Employment. Employee understands and agrees that the employment relationship with Energy Focus has ended, and Employee agrees not to seek re‑employment with Energy Focus at any time in the future. If Employee should become re-employed by Energy Focus in the future, this section shall be sufficient grounds to terminate such employment.

7.
Return of Property. Except as set forth in Section 3(a)(iii) above, Employee acknowledges that before signing this Agreement, or within two days after the Separation Date, Employee has returned or will return to Energy Focus any and all Energy Focus property in Employee’s possession. Such property includes, but is not limited to Energy Focus keys, credit cards, records, files, lists and/or any other materials prepared by Employee or any other Energy Focus employee which relate in any way to Energy Focus. Employee shall also, by the same deadline, provide to the Chief Financial Officer a list of passwords or access codes to Employee’s work computer and any internal systems or external subscriptions paid for by Energy Focus to which Employee has password-restricted access.

8.
No Admission of Liability. The Parties agree that: (a) this Agreement is a means of amicably resolving any differences relating to Employee’s employment and separation from employment; (b) this Agreement is not intended to be, and should not be construed as, an admission of liability on the part of Energy Focus or Employee; and (c) this Agreement was proposed and entered into solely for the purpose of amicably resolving all issues arising out of Employee’s employment and separation from employment.

9.	Confidentiality of Energy Focus Information.

a.
Employee understands and agrees that in the course of employment with Energy Focus, Employee acquired confidential information concerning the operations of Energy Focus, including but not limited to information concerning its personnel, clients, programs and services. Employee understands and agrees that Employee has a continuing obligation to maintain the confidentiality of all such non-public information even after employment with Energy Focus has ended; and Employee shall not use or disclose any such information, except as instructed by Energy Focus or as necessary in the course of a government investigation or in response to a subpoena or court order. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge that Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law.   In addition, Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Furthermore, in the event Employee files a lawsuit for retaliation by Energy Focus for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

b.	In addition to the obligations described in this Section 9, all obligations in the Agreement of Confidentiality and Non-Competition signed by Employee on February 19, 2017 shall remain in effect.

10.	Non-Disparagement.

a.
Employee will not make any untrue statements or disclose any untrue information concerning Energy Focus, its directors, officers, management, staff, employees, representatives, or agents (collectively, “Energy Focus or its management”), which are likely to disparage Energy Focus or its management, which are likely to damage the reputation or business prospects of Energy Focus or its management, or which are likely to interfere in any way with the business relations Energy Focus has with its customers (including potential customers), suppliers, vendors, employees, investors, or shareholders. Energy Focus acknowledges that nothing in this Section shall limit Employee from testifying in or otherwise cooperating with any federal, state, or civil action, investigation or inquiry.

b.
Energy Focus’s Chief Executive Officer and Chief Financial Officer will not make any untrue statements or disclose any untrue information concerning Employee, which are likely to disparage or damage the Employee’s reputation or stature in the business community. Employee acknowledges that nothing in this Section shall limit Energy Focus or any of its employees or directors from testifying in or otherwise cooperating with any federal, state, or civil action, investigation or inquiry; or from releasing truthful information or making truthful statements.

11.	Attorney’s Fees. Both parties agree to bear their own attorney’s fees and related expenses, if any, in connection with this matter.

12.
Modifications. No provisions of this Agreement may be modified, amended, or terminated, except in a writing signed by Employee and by either the successor Chief Executive Officer or Chief Financial Officer of Energy Focus.

13.
Cooperation. After the Separation Date, Employee agrees to cooperate with Energy Focus, including its representatives and attorneys, to provide information or testimony that may relate to Energy Focus or to matters within Employee’s knowledge, if called upon by Energy Focus to do so, for purposes related to any lawsuits, proceedings, administrative actions, public filings, or to provide other factual information in preparation or anticipation of any such matter, or to assist with other internal or external Energy Focus matters. Employee shall not receive compensation for providing such cooperation, but if such cooperation is requested by Energy Focus, Employee shall be entitled to reimbursement from Energy Focus for reasonable out-of-pocket expenses that are necessarily and reasonably incurred as a result of providing such cooperation including for example, airfare, hotel, and related travel expenses, if travel in requested. If Employee is asked by any person other than Energy Focus (or its representatives or attorneys) to provide information or testimony related to any matter connected to his employment or Energy Focus, Employee agrees to provide advance notice to Energy Focus and to take all reasonable steps to ensure that Energy Focus has an opportunity to respond and/or to participate in such proceedings, except that Employee need not provide advance notice to Energy Focus before participating in any whistleblower investigation/proceeding before a government agency. If Employee is providing testimony for any reason whatsoever, Employee agrees that he shall give only truthful testimony and shall provide only truthful information to the best of his knowledge.

14.
Entire Agreement. The only pay, benefit or other consideration for signing this Agreement is described herein. In exchange for signing this Agreement, Employee is being provided consideration to which Employee would not otherwise be entitled. This Agreement constitutes the complete and final agreement between the Parties, and supersedes any and all prior representations or agreements, whether written or oral; except that Agreement of Confidentiality and Non-Competition signed by Employee on February 19, 2017 remains in full force and effect. No other representations, promises or agreements of any kind have been made by any person or entity to induce Employee to sign this Agreement. Notwithstanding the foregoing, this Agreement will not affect Employee’s rights to indemnification or defense as a former officer and employee of Energy Focus or any of its affiliates under any articles of incorporation, codes of regulations, other charter documents, insurance policies, or other laws to the extent any are applicable. Energy Focus will continue to maintain in effect, directors and officers liability insurance policies that provide coverage to Employee with respect to acts or omissions by him occurring at any time on or before the Separation Date; and such policies shall be comparable to the directors’ and officers’ liability insurance policies in effect on the Separation Date.

15.
Severability. If any part, term, or provision of this Agreement be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the validity of the remaining parts, terms or provisions shall not be affected thereby and the illegal, invalid, or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement; except, however, that if any portion of the Release in Section 5 is determined by judicial order to be invalid or unenforceable, then Energy Focus shall have seven days to decide whether (a) to invalidate this entire Agreement, in which case the entire Agreement will be void and Employee will have to pay the value of any benefits that Employee already received under Section 3 of this Agreement; or (b) to waive its right to invalidate the Agreement and instead, to keep the Agreement valid and fully enforceable, subject to the changes needed to remove or modify the portion of the Release that was judicially determined to be invalid or unenforceable.

16.
Time to Consider/Advised To Consult Counsel. Employee is being given a period of at least twenty-one (21) calendar days to consider the terms and conditions of this Agreement before executing it. The Parties agree that any modifications made to this Agreement, material or otherwise, will not restart and/or affect the running of this 21 day period. Employee is advised to consult with an attorney of Employee’s choice prior to executing this Agreement. Employee acknowledges that Employee has carefully read this Agreement, understands the content and effect of this Agreement, and intends to be bound by it.

17.
Time to Revoke/Effective Date. After signing this Agreement, Employee shall have seven (7) calendar days in which Employee may revoke this Agreement by delivering written notice of revocation to the Chief Financial Officer, Energy Focus, Inc., 32000 Aurora Road, Suite B, Solon, Ohio 44139, in a manner such that the revocation is received before the seven (7) day period ends. If Employee does not revoke this Agreement with the seven (7) day revocation period, this Agreement shall become effective and fully enforceable upon the expiration of the revocation period. This Agreement shall not be effective until after the revocation period has expired.

18.
Other Representations. Employee represents and warrants that (a) if Employee has incurred any workplace injury at Energy Focus, Employee has previously reported such injury in writing, and Employee is unaware of any facts that could give rise to any workers compensation claim that has not already been filed, (b) Employee has reported, and has been paid for, all time worked through the date Employee signed this Agreement, with the possible exception of time worked during the last pay period and through the Separation Date, which may not yet have been paid but will be paid to Employee as described above, and (c) Employee has been provided all leave that Employee requested, and Employee is unaware of any facts that would give rise to any claim under the Family Medical Leave Act or any other state or local leave law.

19.	Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute an instrument enforceable and binding upon the undersigned parties.

[Signature page follows]

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS THE CONTENT AND CONSEQUENCES OF SIGNING THIS AGREEMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE EXECUTES THIS AGREEMENT KNOWINGLY AND VOLUNTARILY WITH THE INTENT TO BE LEGALLY BOUND BY IT.
Having agreed to the foregoing terms of this Agreement, the Parties have executed it on the date indicated below.

ENERGY FOCUS, INC.	EMPLOYEE

By:	/s/ Jerry Turin	/s/ Theodore L. Tewksbury III
Name: Jerry Turin                    Theodore L. Tewksbury III
Title: Chief Financial Officer

March 29, 2019                    March 29, 2019

Date                            Date